CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
SECOND QUARTER 2021 FINANCIAL RESULTS

Camden National Corporation Reports Net Income of $18.1 Million for the Second Quarter of 2021
and $37.9 Million for the Six Months Ended June 30, 2021

CAMDEN, Maine, July 27, 2021/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.2 billion bank holding company headquartered in Camden, Maine, reported net income of $18.1 million and diluted earnings per share ("EPS") of $1.21 for the second quarter of 2021, an increase of 66% over the second quarter of 2020. Net income and diluted EPS for the six months ended June 30, 2021 was $37.9 million and $2.52, respectively, increases of 55% and 56% compared to the same period of 2020. These strong financial results led to a return on average equity of 13.50% and return on average tangible equity (non-GAAP) of 16.60% for the second quarter of 2021, and a return on average equity of 14.24% and return on average tangible equity (non-GAAP) of 17.52% for the six months ended June 30, 2021.

"We have had an excellent first half of the year with very strong financial results that included net income of $37.9 million and diluted EPS of $2.52, superior asset quality, and continued momentum on our various strategic initiatives, all while navigating the intricacies of the pandemic and its impact on our customers and employees," said Gregory A. Dufour, President and Chief Executive Officer. "We are optimistic about the future based on vaccination rates, tourism and real estate activity within our markets. Our ongoing conversations with customers about economic recovery and growth further solidify this."

On a linked-quarter-basis, the Company's second quarter 2021 net income and diluted EPS each decreased 8% compared to the first quarter of 2021. This was driven by a shift in the Company's strategy in recent months to hold more of its residential mortgage loan production within its loan portfolio, which resulted in a decrease in mortgage banking income between periods.

In June 2021, the Company announced a cash dividend of $0.36 per share, payable on July 30, 2021, to shareholders of record on July 15, 2021, representing an annualized dividend yield of 3.02%, based on the Company's closing share price of $47.76, as reported by NASDAQ as of June 30, 2021.

"During the quarter, we welcomed Stephens, Inc. ('Stephens') to our group of stock analysts who provide research on our stock. With the addition of Stephens, we now have four stock analysts covering our stock," added Dufour.

SECOND QUARTER 2021 HIGHLIGHTS

•Net income increased by $7.2 million, or 66%, over the second quarter of 2020 and decreased $1.6 million, or 8%, compared to the first quarter of 2021.
•Net interest margin on a fully-taxable equivalent basis (“net interest margin”) for the second quarter of 2021 was 2.83%, compared to 3.11% for the second quarter of 2020 and 2.88% for the first quarter of 2021.
•Adjusted net interest margin (non-GAAP), which excludes Small Business Administration Paycheck Protection Program ("SBA PPP") average loans and related income, and average excess liquidity and related income, for the second quarter of 2021 was 2.89%, compared to 3.15% for the second quarter of 2020 and 2.91% for the first quarter of 2021.
•Loans grew 3% during the second quarter of 2021 and 2% over this same period last year, excluding SBA PPP loans (non-GAAP).
•Non-performing assets were 0.17% of total assets and loans 30-89 days past due were 0.02% of total loans at June 30, 2021, compared to 0.22% and 0.10% at December 31, 2020, respectively.
•Book value per share grew 2% and tangible book value per share (non-GAAP) grew 3% during the second quarter of 2021 to $36.49 and $29.99 at June 30, 2021, respectively, and grew 8% and 10%, respectively, over the last 12 months.

FINANCIAL CONDITION

As of June 30, 2021, total assets were $5.2 billion, an increase of $253.3 million, or 5%, since December 31, 2020. Asset growth for the first half of 2021 was driven by an increase in investment balances of $282.9 million, or 25%, and loan balances of $66.1 million, or 2%. The Company continues to deploy excess liquidity and its primary means of doing so has been through investment and loan growth.
•Through the first half of 2021, the Company purchased $482.2 million of debt securities, which continue to be primarily mortgage-backed securities and collateralized mortgage obligations. As of June 30, 2021, the weighted-average life was 5.9 years compared to 5.1 years as of December 31, 2020.
•Loan growth for the first half of 2021 was centered within residential mortgages and commercial real estate which increased $66.1 million, or 6%, and $54.4 million, or 4%, respectively. In the first quarter of 2021, the Company shifted its position and began holding more of its residential mortgage production within its loan portfolio. Through the first six months of 2021, the Company held 46%, or $263.1 million, of its residential mortgage originations within its loan portfolio, which included holding 60% of its originations for the second quarter of 2021. As of June 30, 2021, the Company's residential mortgage pipeline was $214.2 million with 70% designated to be held in its portfolio.

As of June 30, 2021, total deposits were $4.3 billion, an increase of $288.9 million, or 7%, since December 31, 2020. Deposit growth for the first half of 2021 was due to core deposit (non-GAAP) growth of $313.0 million, or 9%, which was driven by another round of government stimulus programs in response to the COVID-19 pandemic during the first quarter of 2021 and the beginning of seasonal inflows, as business activity accelerates across the Company's markets during the summer months. Of note, the Company redesigned its consumer checking account products in the second quarter of 2021, which resulted in many accounts and balances transitioning from interest to non-interest checking.

As of June 30, 2021, total borrowings were $214.7 million, a decrease of $32.0 million, or 13%, since December 31, 2020. In light of its liquidity position, the Company terminated a $25.0 million long-term borrowing contract with the Federal Home Loan Bank of Boston ("FHLBB") during the first quarter of 2021. The long-term borrowing contract had an interest rate of 0.98%, and the Company incurred a one-time prepayment penalty of $514,000 for terminating the contract. Also, given the strength of the Company's liquidity and capital position, the Company redeemed in full its $15.0 million of outstanding subordinated notes that carried a 5.50% interest rate, at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest, during the second quarter of 2021.

The Company's loan-to-deposit ratio was 77% at June 30, 2021, compared to 80% at December 31, 2020.

At June 30, 2021, the Company's capital position remained well in excess of regulatory requirements, including a total risk-based capital ratio of 15.26% and a tier 1 leverage ratio of 9.48%. The Company's shareholders' equity to total assets position and tangible common equity ratio (non-GAAP) was 10.59% and 8.87% at June 30, 2021, respectively, compared to 10.81% and 8.99% at December 31, 2020.

In the first quarter of 2021, the Company initiated a new share repurchase program for up to 750,000 shares of its common stock, or approximately 5% of the Company's shares outstanding. This share repurchase program replaces the program that terminated in January 2021. The Company did not repurchase any shares of its common stock during the first half of 2021.

ASSET QUALITY AND COVID-19 SHORT-TERM LOAN DEFERMENTS

As of June 30, 2021, the Company's asset quality metrics remained very strong and continued to improve, with non-performing assets of 0.17% of total assets and loans 30-89 days past due of 0.02% of total loans. In comparison, at December 31, 2020, non-performing assets were 0.22% of total assets, and loans 30-89 days past due were 0.10% of total loans.

In response to the COVID-19 pandemic, the Company offered temporary debt relief to its business and retail customers impacted by COVID-19 in 2020 in accordance with the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and bank regulator guidance. The Company provided short-term debt payment relief to commercial and retail customers for periods up to 180 days, including full and partial principal and/or interest payment relief, and these loans were not individually assessed, designated or accounted for as troubled-debt restructurings. As of June 30, 2021, the Company had no loans operating under a short-term deferral arrangement, compared to $26.5 million as of December 31, 2020 and $546.7 million as of June 30, 2020. The majority of these loans have returned to normal payment status or have since fully paid-off. Of those loans that were previously operating under a short-term deferral arrangement, $1.3 million were classified as non-accrual and $536,000 were 30-89 days past due as of June 30, 2021.

In late December 2020, another stimulus package was signed into law to provide additional COVID-19 relief for businesses and consumers. This stimulus package permits the Company the opportunity to again provide temporary debt relief to borrowers impacted by COVID-19. As of June 30, 2021, the Company had not provided any additional temporary debt relief to borrowers; however, such relief may be made in the future on a case-by-case basis.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

In the fourth quarter of 2020, the Company adopted the current expected credit loss methodology, commonly referred to as "CECL," to account for the ACL on loans and certain off-balance credit exposures, effective as of January 1, 2020. Interim periods prior to the fourth quarter of 2020 continue to be presented under the incurred loss methodology.

At June 30, 2021, the ACL on loans was $32.1 million, or 0.98% of total loans, compared to $37.9 million, or 1.18% of total loans, at December 31, 2020. The decrease in the allowance reflects the Company's strong asset quality and overall improvement in the current and forecasted market conditions over its forecast period. There have been no significant changes in the Company's CECL methodology since year-end.

FINANCIAL OPERATING RESULTS (Q2 2021 vs. Q2 2020)

Net income for the second quarter of 2021 was $18.1 million, an increase of $7.2 million, or 66%, over the second quarter of 2020. Diluted EPS for the second quarter of 2021 was $1.21, an increase of $0.48, or 66%, over the second quarter of 2020.

Net Interest Income and Net Interest Margin. Net interest income for the second quarter of 2021 was $33.5 million, a decrease of $1.0 million, or 3%, compared to the second quarter of 2020. Interest income decreased $2.9 million, or 7%, between periods, and was partially offset by a decrease in interest expense of $1.9 million, or 41%. The decrease in interest income between periods was driven by the change in the interest rate environment as the Company's average yield on interest-earning assets decreased 47 basis points to 3.06% for the second quarter of 2021. For the second quarter of 2021, the Company recognized $1.7 million of SBA PPP loan income, a decrease of $47,000 compared to the second quarter of 2020. Interest expense decreased $1.9 million between periods as interest rates fell and the Company's funding mix allocation shifted to lower cost deposits. The Company's cost of funds decreased 20 basis points between periods to 0.24% for the second quarter of 2021.

Net interest margin for the second quarter of 2021 was 2.83%, a decrease of 28 basis points compared to the second quarter of 2020. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the second quarter of 2021 was 2.89%, compared to 3.15% for the second quarter of 2020.

Provision for Credit Losses. The provision for credit losses for the second quarter of 2021 was reported using the CECL methodology, whereas the provision for credit losses for the second quarter of 2020 was reported using the incurred loss methodology.

The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	CECL Q2 2021	Incurred Q2 2020	Increase / (Decrease)
(Credit) provision for credit losses - loans	$(3,452)	$9,400	$(12,852)
(Credit) provision for credit losses - off-balance sheet credit exposures	49	(2)	51
(Credit) provision for credit losses	$(3,403)	$9,398	$(12,801)

For the second quarter of 2020, the Company recorded $9.4 million of provision expense to increase its allowance for credit losses on loans in response to the COVID-19 pandemic as it recognized the credit risks the pandemic created as "stay at home" orders were issued, non-essential businesses were temporarily closed and wide-spread layoffs occurred throughout its markets. A full 12-months later, the Company's asset quality remains very strong with total non-performing loans of $8.4 million, or 0.26% of total loans, as of June 30, 2021, annualized net charge-offs for the second quarter of 2021 of 0.03% of average loans, and improving macroeconomic factors over this period. As such, in the second quarter of 2021, the Company released $3.5 million of allowance for credit losses on loans.

Non-Interest Income. Non-interest income for the second quarter of 2021 was $11.3 million, a decrease of $740,000, or 6%, over the second quarter of 2020. The decrease was driven by lower mortgage banking income of $2.1 million. In the first quarter of 2021, the Company shifted its strategy to hold more residential mortgage loans within its loan portfolio, and, as a result, the Company sold 40% of its residential mortgage production during the second quarter of 2021, compared to 65% for the second quarter of 2020. The decrease in mortgage banking income was partially offset by an increase in debit card income of $721,000 between periods. The increase in debit card income was driven by higher customer spending due to government stimulus provided in response to the COVID-19 pandemic.

Non-Interest Expense. Non-interest expense for the second quarter of 2021 was $25.6 million, an increase of $2.1 million, or 9%, compared to the second quarter of 2020. The increase was driven by higher performance-based incentive accruals of $1.8 million. The second quarter of 2020 marked the first full calendar quarter of the COVID-19 pandemic, and performance-based incentive accruals were carried at lower levels given the level of risk and uncertainty at that time, in comparison to the current state of the economy and markets for the second quarter of 2021.

FINANCIAL OPERATING RESULTS (Q2 2021 vs. Q1 2021)

Net income for the second quarter of 2021 decreased $1.6 million, or 8%, compared to the first quarter of 2021. On a linked-quarter-basis, diluted EPS decreased $0.10, or 8%.

Net Interest Income and Net Interest Margin. Net interest income for the second quarter of 2021 increased $1.2 million, or 4%, compared to the first quarter of 2021. Interest income increased $878,000, or 2%, between periods driven by increases in average investment balances of $179.6 million and loan balances of $9.3 million. SBA PPP loan income decreased $217,000, or 12%, compared to the first quarter of 2021. Interest expense decreased $287,000, or 9%, between periods as the cost of funds decreased 0.05% and average total borrowings decreased $8.6 million during between periods.

Net interest margin for the second quarter of 2021 decreased 5 basis points compared to the first quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the second quarter of 2021 was 2.89%, compared to 2.91% for the first quarter of 2021.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	CECL Q2 2021	CECL Q1 2021	Increase / (Decrease)
(Credit) for credit losses - loans	$(3,452)	$(1,854)	$(1,598)
Provision (credit) for credit losses - off-balance sheet credit exposures	49	(102)	151
(Credit) for credit losses	$(3,403)	$(1,956)	$(1,447)

Non-Interest Income. Non-interest income for the second quarter of 2021 decreased $3.9 million, or 26%, compared to the first quarter of 2021. The decrease between periods was driven by lower mortgage banking income of $4.5 million as the Company sold 40% of its residential mortgage loan production during the second quarter of 2021, compared to 66% during the first quarter of 2021. The change in percentage sold reflects the Company's shift in strategy as it looks to hold more residential mortgages within its loan portfolio. The decrease in mortgage banking income was partially offset by an increase in debit card income of $376,000 between periods. The increase in debit card income was driven by higher customer spending due to government stimulus provided in response to the COVID-19 pandemic.

Non-Interest Expense. Non-interest expense for the second quarter of 2021 increased $691,000, or 3%, compared to the first quarter of 2021. The increase was driven by an increase in compensation-related expenses of $796,000, or 5%, which was driven by annual merit increases that normally occur in March each year and an increase in incentive-based accruals of $374,000 based on year-to-date performance.

Q2 2021 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, July 27, 2021 to discuss its second quarter 2021 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (888) 349-0139
Live dial-in (international): (412) 542-4154
Live webcast: https://services.choruscall.com/links/cac210727.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.2 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2020, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and Camden National Corporation received a 2020 Raymond James Community Bankers Cup award, placing it in the top 10% of community banks. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as pre-tax, pre-provision earnings; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Six Months Ended
(In thousands, except number of shares and per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Financial Condition Data
Investments	$1,415,695	1,131,178	$1,067,737	$1,415,695	$1,067,737
Loans and loans held for sale	3,301,056	3,259,275	3,362,631	3,301,056	3,362,631
Allowance for credit losses on loans	32,060	35,775	35,539	32,060	35,539
Total assets	5,152,069	5,089,279	4,959,016	5,152,069	4,959,016
Deposits	4,294,114	4,211,630	3,996,358	4,294,114	3,996,358
Borrowings	214,744	245,739	330,229	214,744	330,229
Shareholders' equity	545,548	532,120	506,467	545,548	506,467
Operating Data
Net interest income	$33,529	$32,364	$34,539	$65,893	$66,365
(Credit) provision for credit losses	(3,403)	(1,956)	9,398	(5,359)	11,173
Non-interest income	11,320	15,215	12,060	26,535	23,463
Non-interest expense	25,590	24,899	23,509	50,489	48,070
Income before income tax expense	22,662	24,636	13,692	47,298	30,585
Income tax expense	4,519	4,896	2,752	9,415	6,152
Net income	$18,143	$19,740	$10,940	$37,883	$24,433
Key Ratios
Return on average assets	1.42%	1.62%	0.90%	1.52%	1.05%
Return on average equity	13.50%	15.00%	8.81%	14.24%	10.03%
GAAP efficiency ratio	57.06%	52.33%	50.45%	54.63%	53.51%
Net interest margin (fully-taxable equivalent)	2.83%	2.88%	3.11%	2.85%	3.10%
Non-performing assets to total assets	0.17%	0.20%	0.23%	0.17%	0.23%
Common equity ratio	10.59%	10.46%	10.21%	10.59%	10.21%
Tier 1 leverage capital ratio	9.48%	9.61%	8.95%	9.48%	8.95%
Total risk-based capital ratio	15.26%	16.00%	14.56%	15.26%	14.56%
Per Share Data
Basic earnings per share	$1.21	$1.32	$0.73	$2.53	$1.62
Diluted earnings per share	$1.21	$1.31	$0.73	$2.52	$1.62
Cash dividends declared per share	$0.36	$0.36	$0.33	$0.72	$0.66
Book value per share	$36.49	$35.64	$33.85	$36.49	$33.85
Non-GAAP Measures(1)
Return on average tangible equity	16.60%	18.47%	11.09%	17.52%	12.68%
Efficiency ratio	56.72%	50.96%	50.13%	53.76%	53.17%
Adjusted net interest margin (fully-taxable equivalent)	2.89%	2.91%	3.15%	2.90%	3.11%
Pre-tax, pre-provision earnings	$19,259	$22,680	$23,090	$41,939	$41,758
Tangible common equity ratio	8.87%	8.71%	8.41%	8.87%	8.41%
Tangible book value per share	$29.99	$29.12	$27.31	$29.99	$27.31
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	June 30, 2021	December 31, 2020	June 30, 2020
ASSETS
Cash, cash equivalents and restricted cash	$103,733	$145,774	$155,828
Investments:
Trading securities	4,354	4,161	3,648
Available-for-sale securities, at fair value (book value of $1,381,864, $1,078,474 and $1,010,325, respectively)	1,399,823	1,115,813	1,047,663
Held-to-maturity securities, at amortized cost (fair value of $1,397, $1,411 and $1,388, respectively)	1,294	1,297	1,299
Other investments	10,224	11,541	15,127
Total investments	1,415,695	1,132,812	1,067,737
Loans held for sale, at fair value (book value of $14,887, $40,499 and $35,909, respectively)	15,140	41,557	36,590
Loans:
Commercial real estate	1,423,897	1,369,470	1,310,985
Commercial(1)	367,093	381,494	428,186
SBA PPP	126,064	135,095	218,803
Residential real estate	1,120,917	1,054,798	1,054,333
Consumer and home equity	247,945	278,965	313,734
Total loans	3,285,916	3,219,822	3,326,041
Less: allowance for credit losses on loans	(32,060)	(37,865)	(35,539)
Net loans	3,253,856	3,181,957	3,290,502
Goodwill and core deposit intangible assets	97,213	97,540	97,881
Other assets	266,432	299,105	310,478
Total assets	$5,152,069	$4,898,745	$4,959,016
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,183,403	$792,550	$712,146
Interest checking	1,138,273	1,288,575	1,349,456
Savings and money market	1,355,316	1,282,886	1,278,603
Certificates of deposit	334,336	357,666	431,376
Brokered deposits	282,786	283,567	224,777
Total deposits	4,294,114	4,005,244	3,996,358
Short-term borrowings	170,413	162,439	245,998
Long-term borrowings	—	25,000	25,000
Subordinated debentures	44,331	59,331	59,231
Accrued interest and other liabilities	97,663	117,417	125,962
Total liabilities	4,606,521	4,369,431	4,452,549
Shareholders’ equity	545,548	529,314	506,467
Total liabilities and shareholders’ equity	$5,152,069	$4,898,745	$4,959,016
(1) Includes the Healthcare Professional Funding Corporation ("HPFC") loan portfolio.

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended			For The Six Months Ended
(In thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest Income
Interest and fees on loans	$30,865	$30,560	$33,120	$61,425	$67,165
Taxable interest on investments	4,376	3,829	4,883	8,205	9,761
Nontaxable interest on investments	763	728	828	1,491	1,615
Dividend income	102	105	167	207	335
Other interest income	160	166	180	326	515
Total interest income	36,266	35,388	39,178	71,654	79,391
Interest Expense
Interest on deposits	1,921	2,063	3,392	3,984	10,054
Interest on borrowings	176	156	359	332	1,197
Interest on subordinated debentures	640	805	888	1,445	1,775
Total interest expense	2,737	3,024	4,639	5,761	13,026
Net interest income	33,529	32,364	34,539	65,893	66,365
(Credit) provision for credit losses(1)	(3,403)	(1,956)	9,398	(5,359)	11,173
Net interest income after (credit) provision for credit losses	36,932	34,320	25,141	71,252	55,192
Non-Interest Income
Mortgage banking income, net	2,598	7,109	4,691	9,707	8,225
Debit card income	3,112	2,736	2,391	5,848	4,532
Income from fiduciary services	1,707	1,526	1,603	3,233	3,105
Service charges on deposit accounts	1,517	1,539	1,337	3,056	3,349
Brokerage and insurance commissions	939	953	622	1,892	1,279
Bank-owned life insurance	591	594	614	1,185	1,303
Customer loan swap fees	—	—	57	—	171
Other income	856	758	745	1,614	1,499
Total non-interest income	11,320	15,215	12,060	26,535	23,463
Non-Interest Expense
Salaries and employee benefits	15,318	14,522	13,627	29,840	27,954
Furniture, equipment and data processing	2,947	3,027	2,710	5,974	5,500
Net occupancy costs	1,805	1,951	1,997	3,756	4,000
Debit card expense	1,074	986	878	2,060	1,812
Consulting and professional fees	997	863	1,181	1,860	1,964
Regulatory assessments	487	503	299	990	461
Amortization of core deposit intangible assets	164	164	171	328	341
Other real estate owned and collection (recoveries) costs, net	(25)	(191)	98	(216)	199
Other expenses	2,823	3,074	2,548	5,897	5,839
Total non-interest expense	25,590	24,899	23,509	50,489	48,070
Income before income tax expense	22,662	24,636	13,692	47,298	30,585
Income Tax Expense	4,519	4,896	2,752	9,415	6,152
Net Income	$18,143	$19,740	$10,940	$37,883	$24,433
Per Share Data
Basic earnings per share	$1.21	$1.32	$0.73	$2.53	$1.62
Diluted earnings per share	$1.21	$1.31	$0.73	$2.52	$1.62
(1)    Reported balances for the three months ended June 30 and March 31, 2021, and the six months ended June 30, 2021, have been accounted for under the CECL model. Reported balances for the three and six months ended June 30, 2020 have been accounted for under the incurred loss method.

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	March 31, 2021	June 30, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$235,676	$210,844	$168,221	0.09%	0.09%	0.06%
Investments - taxable	1,129,682	946,456	836,885	1.62%	1.71%	2.49%
Investments - nontaxable(1)	114,811	118,469	124,101	3.36%	3.11%	3.38%
Loans(2):
Commercial real estate	1,407,374	1,382,795	1,302,393	3.60%	3.58%	3.83%
Commercial(1)	319,100	333,458	404,545	3.78%	3.74%	3.78%
SBA PPP	158,258	154,900	178,119	4.15%	4.85%	3.79%
Municipal(1)	26,137	24,133	19,567	3.26%	3.33%	3.62%
HPFC	10,775	12,549	17,659	9.89%	7.18%	9.28%
Residential real estate	1,093,502	1,083,101	1,084,931	3.77%	3.72%	4.06%
Consumer and home equity	253,825	268,711	321,019	4.17%	4.17%	4.29%
Total loans	3,268,971	3,259,647	3,328,233	3.76%	3.76%	3.97%
Total interest-earning assets	4,749,140	4,535,416	4,457,440	3.06%	3.15%	3.53%
Other assets	381,677	401,973	414,225
Total assets	$5,130,817	$4,937,389	$4,871,665

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$970,446	$817,631	$664,605	—%	—%	—%
Interest checking	1,311,400	1,289,511	1,298,468	0.18%	0.19%	0.28%
Savings	659,892	626,591	518,803	0.04%	0.04%	0.06%
Money market	703,780	685,026	717,056	0.29%	0.31%	0.37%
Certificates of deposit	338,595	351,555	477,068	0.53%	0.63%	1.34%
Total deposits	3,984,113	3,770,314	3,676,000	0.16%	0.19%	0.35%
Borrowings:
Brokered deposits	284,194	284,620	234,823	0.44%	0.45%	0.28%
Customer repurchase agreements	184,663	165,721	209,302	0.38%	0.29%	0.56%
Subordinated debentures	46,639	59,331	59,194	5.50%	5.50%	6.03%
Other borrowings	—	14,444	76,983	—%	0.99%	0.35%
Total borrowings	515,496	524,116	580,302	0.88%	0.99%	0.98%
Total funding liabilities	4,499,609	4,294,430	4,256,302	0.24%	0.29%	0.44%
Other liabilities	92,261	109,314	115,914
Shareholders' equity	538,947	533,645	499,449
Total liabilities & shareholders' equity	$5,130,817	$4,937,389	$4,871,665
Net interest rate spread (fully-taxable equivalent)				2.82%	2.86%	3.09%
Net interest margin (fully-taxable equivalent)				2.83%	2.88%	3.11%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.89%	2.91%	3.15%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For The Six Months Ended		For The Six Months Ended
(Dollars in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$223,329	$117,201	0.09%	0.39%
Investments - taxable	1,038,575	822,963	1.66%	2.52%
Investments - nontaxable(1)	116,630	120,819	3.24%	3.38%
Loans(2):
Commercial real estate	1,395,152	1,287,965	3.59%	4.03%
Commercial(1)	326,240	410,563	3.76%	4.00%
SBA PPP	156,588	89,033	4.49%	3.79%
Municipal(1)	25,141	18,279	3.29%	3.64%
HPFC	11,657	18,997	8.44%	8.50%
Residential real estate	1,088,330	1,081,884	3.75%	4.12%
Consumer and home equity	261,227	327,895	4.17%	4.66%
Total loans	3,264,335	3,234,616	3.76%	4.14%
Total interest-earning assets	4,642,869	4,295,599	3.10%	3.71%
Other assets	391,768	384,330
Total assets	$5,034,637	$4,679,929

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$894,460	$597,053	—%	—%
Interest checking	1,300,516	1,222,626	0.19%	0.48%
Savings	643,333	497,826	0.04%	0.07%
Money market	694,455	683,720	0.30%	0.66%
Certificates of deposit	345,039	514,573	0.58%	1.48%
Total deposits	3,877,803	3,515,798	0.17%	0.52%
Borrowings:
Brokered deposits	284,406	221,454	0.44%	0.87%
Customer repurchase agreements	175,245	222,827	0.34%	0.83%
Subordinated debentures	52,950	59,157	5.50%	6.03%
Other borrowings	7,182	68,120	0.99%	0.80%
Total borrowings	519,783	571,558	0.93%	1.38%
Total funding liabilities	4,397,586	4,087,356	0.26%	0.64%
Other liabilities	100,740	102,762
Shareholders' equity	536,311	489,811
Total liabilities & shareholders' equity	$5,034,637	$4,679,929
Net interest rate spread (fully-taxable equivalent)			2.84%	3.07%
Net interest margin (fully-taxable equivalent)			2.85%	3.10%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.90%	3.11%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Six Months Ended June 30, 2021	At or For The Three Months Ended March 31, 2021	At or For The Year Ended December 31, 2020(1)	At or For The Nine Months Ended September 30, 2020	At or For The Six Months Ended June 30, 2020
Non-accrual loans:
Residential real estate	$2,725	$3,637	$3,477	$4,017	$4,664
Commercial real estate	222	309	512	565	432
Commercial(1)	1,511	1,737	1,607	1,114	1,091
Consumer and home equity	1,424	1,897	2,000	2,503	2,371
Total non-accrual loans	5,882	7,580	7,596	8,199	8,558
Accruing troubled-debt restructured loans not included above	2,519	2,579	2,818	2,952	2,874
Total non-performing loans	8,401	10,159	10,414	11,151	11,432
Other real estate owned	165	204	236	—	118
Total non-performing assets	$8,566	$10,363	$10,650	$11,151	$11,550
Loans 30-89 days past due:
Residential real estate	$303	$772	$2,297	$1,784	$4,016
Commercial real estate	99	177	50	2,056	1,625
Commercial(2)	183	425	430	1,638	223
Consumer and home equity	214	264	440	434	388
Total loans 30-89 days past due	$799	$1,638	$3,217	$5,912	$6,252
ACL on loans at the beginning of the period	$37,865	$37,865	$25,171	$25,171	$25,171
Impact of CECL adoption	—	—	233	—	—
(Credit) provision for loan losses	(5,306)	(1,854)	13,215	12,172	11,172
Charge-offs:
Residential real estate	88	53	121	121	96
Commercial real estate	—	—	103	104	71
Commercial(1)	406	147	1,130	857	673
Consumer and home equity	213	87	484	199	134
Total charge-offs	707	287	1,838	1,281	974
Total recoveries	(208)	(51)	(1,084)	(352)	(170)
Net charge-offs	499	236	754	929	804
ACL on loans at the end of the period	$32,060	$35,775	$37,865	$36,414	$35,539
Components of ACL:
ACL on loans	$32,060	$35,775	$37,865	$36,414	$35,539
ACL on off-balance sheet credit exposures(3)	2,515	2,466	2,568	9	22
ACL, end of period	$34,575	$38,241	$40,433	$36,423	$35,561
Ratios:
Non-performing loans to total loans	0.26%	0.31%	0.32%	0.34%	0.34%
Non-performing assets to total assets	0.17%	0.20%	0.22%	0.22%	0.23%
ACL on loans to total loans	0.98%	1.11%	1.18%	1.11%	1.07%
Net charge-offs (recoveries) to average loans (annualized):
Quarter-to-date	0.03%	0.03%	(0.02)%	0.01%	0.05%
Year-to-date	0.03%	0.03%	0.02%	0.04%	0.05%
ACL on loans to non-performing loans	381.62%	352.15%	363.60%	326.55%	310.87%
Loans 30-89 days past due to total loans	0.02%	0.05%	0.10%	0.18%	0.19%
(1)    Period ended December 31, 2020, includes a $3.3 million increase upon adoption of CECL. Prior interim periods were not restated for CECL.
(2)    Includes the HPFC loan portfolio.
(3)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income, as presented	$18,143	$19,740	$10,940	$37,883	$24,433
Add: amortization of core deposit intangible assets, net of tax(1)	130	130	135	259	269
Net income, adjusted for amortization of core deposit intangible assets	$18,273	$19,870	$11,075	$38,142	$24,702
Average equity, as presented	$538,947	$533,645	$499,449	$536,311	$489,811
Less: average goodwill and core deposit intangible assets	(97,292)	(97,463)	(97,965)	(97,377)	(98,054)
Average tangible equity	$441,655	$436,182	$401,484	$438,934	$391,757
Return on average equity	13.50%	15.00%	8.81%	14.24%	10.03%
Return on average tangible equity	16.60%	18.47%	11.09%	17.52%	12.68%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Non-interest expense, as presented	$25,590	$24,899	$23,509	$50,489	$48,070
Less: prepayment penalty on borrowings	—	(514)	—	(514)	—
Adjusted non-interest expense	$25,590	$24,385	$23,509	$49,975	$48,070
Net interest income, as presented	$33,529	$32,364	$34,539	$65,893	$66,365
Add: effect of tax-exempt income(1)	265	271	295	536	574
Non-interest income, as presented	11,320	15,215	12,060	26,535	23,463
Adjusted net interest income plus non-interest income	$45,114	$47,850	$46,894	$92,964	$90,402
GAAP efficiency ratio	57.06%	52.33%	50.45%	54.63%	53.51%
Non-GAAP efficiency ratio	56.72%	50.96%	50.13%	53.76%	53.17%
(1) Assumed a 21% tax rate.

Pre-tax, Pre-provision Earnings:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income, as presented	$18,143	$19,740	$10,940	$37,883	$24,433
Add: (credit) provision for credit losses	(3,403)	(1,956)	9,398	(5,359)	11,173
Add: income tax expense	4,519	4,896	2,752	9,415	6,152
Pre-tax, pre-provision earnings	$19,259	$22,680	$23,090	$41,939	$41,758

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Yield on interest-earning assets, as presented	3.06%	3.15%	3.53%	3.10%	3.71%
Add: effect of excess liquidity on yield on interest-earning assets	0.12%	0.10%	0.08%	0.11%	0.04%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.04)%	(0.06)%	(0.02)%	(0.05)%	(0.01)%
Adjusted yield on interest-earning assets	3.14%	3.19%	3.59%	3.16%	3.74%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net interest margin (fully-taxable equivalent), as presented	2.83%	2.88%	3.11%	2.85%	3.10%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.11%	0.10%	0.07%	0.10%	0.03%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.05)%	(0.07)%	(0.03)%	(0.05)%	(0.02)%
Adjusted net interest margin (fully-taxable equivalent)	2.89%	2.91%	3.15%	2.90%	3.11%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	June 30, 2021	March 31, 2021	June 30, 2020
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$545,548	$532,120	$506,467
Less: goodwill and other intangible assets	(97,213)	(97,377)	(97,881)
Tangible shareholders' equity	$448,335	$434,743	$408,586
Shares outstanding at period end	14,951,067	14,928,434	14,963,041
Book value per share	$36.49	$35.64	$33.85
Tangible book value per share	$29.99	$29.12	$27.31
Tangible Common Equity Ratio:
Total assets	$5,152,069	$5,089,279	$4,959,016
Less: goodwill and other intangible assets	(97,213)	(97,377)	(97,881)
Tangible assets	$5,054,856	$4,991,902	$4,861,135
Common equity ratio	10.59%	10.46%	10.21%
Tangible common equity ratio	8.87%	8.71%	8.41%

Core Deposits:
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Total deposits	$4,294,114	$4,211,630	$3,996,358
Less: certificates of deposit	(334,336)	(346,046)	(431,376)
Less: brokered deposits	(282,786)	(288,758)	(224,777)
Core deposits	$3,676,992	$3,576,826	$3,340,205

Average Core Deposits:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total average deposits	$3,984,113	$3,770,314	$3,676,000	$3,877,803	$3,515,798
Less: average certificates of deposit	(338,595)	(351,555)	(477,068)	(345,039)	(514,573)
Average core deposits	$3,645,518	$3,418,759	$3,198,932	$3,532,764	$3,001,225

Total loans, excluding SBA PPP loans:
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Total loans, as presented	$3,285,916	$3,237,046	$3,326,041
Less: SBA PPP loans	(126,064)	(169,407)	(218,803)
Total loans, excluding SBA PPP loans	$3,159,852	$3,067,639	$3,107,238